Exhibit 10.4

STEREOTAXIS

MANAGEMENT BONUS PLAN

The Stereotaxis Management Bonus Plan is designed to bring annual focus to the financial and operating metrics, and strategic initiatives that contribute to sustainable growth in shareholder value. The bonus plan performance measures for any particular year represent key drivers of our business such as orders, revenue, gross margins, utilization, operating expenses, operating profitability, and specific strategic initiatives such as technology or business development projects.

Establishment of Metrics

Each year the Compensation Committee of the Board of Directors will determine the objectives and corresponding weighting for the bonus plan based on the priorities of the business for the upcoming performance year. Three levels of performance are established for each objective. The annual business plan, which includes growth rates or other success metrics for each objective, establishes the target level of performance (100% of the business plan) for financial and operating metrics; threshold performance is defined as 90% of the business plan for each objective; and the overachievement level of performance is 120% of the business plan for each objective.

FINANCIAL/OPERATING METRICS

PERFORMANCE LEVEL	PERFORMANCE DEFINITION
Threshold	90% Business Plan

Target	100 % of Business Plan

Overachievement	120 % of Business Plan

Specific objectives are established for any strategic initiatives that are included in the plan for the upcoming performance year. Similar to our financial and operating metrics, threshold, target, and overachievement levels of performance are established for each objective. Each objective is also assigned a weighting to designate the level of priority for that particular performance year.

Target Incentive Award Levels

Participants in the Stereotaxis Management Bonus Plan will be assigned to one of six target incentive award levels ranging from 15% to 60% of base salary based on their ability to impact results.

An incentive payout level is associated with each level of performance against each objective. Unless otherwise established by the Committee for a particular performance year, performance at threshold results in payout of 50% of target award; performance at target will result in a payout of 100% of target award; and performance at the overachievement level of performance results in a payout at the corresponding overachievement level of the participant identified below. A straight-line calculation is made to determine the payout level for performance against objectives between threshold and target performance and between target and overachievement performance. Performance at the overachievement level is subject to maximum payouts identified below, unless otherwise determined by the Committee for a particular metric or performance year.

PERFORMANCE	% TARGET AWARD
Threshold	50%

Target	100%

Overachievement	200 % Maximum (Levels V - VI) 150% Maximum (Levels I - IV)

Determination of Award Pool

The payout result of each objective will be independently calculated incorporating the actual performance against the objective, the weighting of each objective, and the overachievement factor, if performance against the objective is above plan. The total of each calculation determines the Company’s overall level of performance against its objectives. This total percent, multiplied by the total sum of the target awards for each participant, determines the total award pool. The Compensation Committee approves the award pool and all awards to Section 16 Officers.

Distribution of Award Pool

The distribution of the award pool will be allocated by the President & CEO to each function based on its level of contribution toward the achievement of annual objectives. In turn, each functional leader will determine each participant’s award, as follows:

•	25% will automatically be awarded to each individual as a participant in the plan.

•	The remaining 75% will be adjusted by the functional leader based on performance of each participant against his or her personal goals.

Effective as of February 24, 2015